                                                                      EXHIBIT 99
                                     FOR IMMEDIATE RELEASE

CONTACTS
FINANCIAL COMMUNITY                  MEDIA
MELANIE M. PLATT                     SUSAN K. CULLER, FINANCIAL
VICE PRESIDENT, INVESTOR RELATIONS,  COMMUNICATIONS SPECIALIST
AND CORPORATE SECRETARY              (404) 584-3833
(404) 584-3943

JOSEPH P. HEFFRON
INVESTOR RELATIONS SPECIALIST
(404) 584-3976

                AGL RESOURCES INC. REPORTS THIRD QUARTER RESULTS

ATLANTA, GEORGIA, August 7, 1998 -- AGL Resources Inc. (NYSE: ATG) today reported financial results for its third quarter in fiscal 1998. For the three months ended June 30, 1998, the company posted a net loss of $1.2 million compared with net income of $1.4 million for the year-ago quarter. Earnings per share for the third quarter were a loss of 2 cents compared with a 3-cent gain a year ago.

     "Our results were in line with our expectations, because it's normal to report slight gains or losses during our fiscal third quarter under the rate design that was in effect for the first nine months of this fiscal year," said
J. Michael Riley, senior vice president and chief financial officer of AGL Resources. "And this is the last quarter we'll report results with those particular rates, since the Natural Gas Competition and Deregulation Act mandated a new rate design that began July 1."

     The company said its lower third quarter earnings -- down about 5 cents per share -- are attributable to start-up marketing expenses from the company's new retail energy marketing subsidiary, and the costs related to the company's recent management restructuring.

     The company also reported that for the first nine months of its fiscal 1998 consolidated net income was $69.6 million compared with $80 million for the same period in 1997. Earnings per share for the nine months were $1.22 per share compared with $1.43 per share for the first nine months of 1997. The primary reason for the lower year-to-date earnings is the decline in operating margin from the company's natural gas utility during the first half of the year. Those decreased margins are attributable to lower gas consumption per customer as a result of more energy-efficient appliances and homes.

EFFECT OF NEW REGULATION

     Mr. Riley said, "The new rates for utility delivery service, which are no longer dependent on the amount of gas used by our customers, will level out the utility's revenues during the year, and the company's earnings will be more evenly distributed all through the year than in the past. The new rate design matches revenues from customers much more closely to the cost incurred by the utility,"

                                    -more-
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AGL Resources
page 6


he said. "As the company changes from the old rate design to the new one, we should see higher revenues during the summer months -- the company's fourth fiscal quarter -- compared with the fourth quarter of 1997. Likewise, revenues during the winter months -- the second quarter in fiscal 1999 -- are expected to be lower than those during the second quarter in fiscal 1998."

     Mr. Riley also commented, "The new rate design will affect the financial results of the company in two ways. It will eliminate the adverse effects of declining use per customer on the earnings of the company's natural gas utility. And it also will shift the periods in which the revenues are earned."

QUARTERLY DIVIDEND DECLARED

     The company's board of directors today declared a quarterly dividend on its common stock of 27 cents per share. Payment will be made on September 1, 1998, to shareholders of record on August 14, 1998.

     The dividend, which remains unchanged from the previous quarter, equates to $1.08 per share on an annualized basis. The September dividend will be the 203rd consecutive dividend paid.












     AGL Resources Inc. is a regional energy holding company with operations in the Southeast. Atlanta Gas Light Company, the largest natural gas distributor in the Southeast and the company's primary subsidiary, serves nearly 1.5 million customers in Georgia and, through Chattanooga Gas Company, in southern Tennessee. Although natural gas distribution is AGL Resources' core business, it also is engaged in other energy-related businesses, including natural gas and power marketing, wholesale and retail propane sales, and nonutility products and services for residential, commercial, and industrial customers.

     The company's home page address on the Internet is www.aglr.com.

     This press release contains forward-looking statements. AGL Resources wishes to caution readers that the assumptions, which form the basis for the forward-looking statements, include many factors that are beyond AGL Resources' ability to control or estimate precisely. Those factors include, but are not limited to, the following: changes in the price and demand for natural gas; the impact of changes in state and federal legislation and regulation on the company and the natural gas industry; the effects of competition, particularly in markets where prices and providers historically have been regulated; and financial market conditions.

                                    -more-

                  AGL RESOURCES INC. AND SUBSIDIARY COMPANIES
                      CONSOLIDATED FINANCIAL INFORMATION
                                 JUNE 30, 1998
                                  (Unaudited)

                  Millions of Dollars, Except Per Share Data



                              3 MONTHS ENDED             9 MONTHS ENDED
                                  JUNE 30,                   JUNE 30,
                              1998       1997          1998          1997
                             -------     ----        --------      --------

Operating Revenues           $247.0    $216.7        $1,133.2      $1,093.0
                             ------    ------        --------      --------
 Cost of Gas                  150.6     117.5           717.5         664.3
                             ------    ------        --------      --------
Operating Margin               96.4      99.2           415.7         428.7
                             ======    ======        ========      ========

Operating Income             $  8.8    $ 15.1        $  144.6      $  164.3
                             ======    ======        ========      ========

Consolidated Net Income
  (Loss)                     $ (1.2)   $  1.4        $   69.6      $   80.0
                             ======    ======        ========      ========

Earnings (Loss) Per Share
 of Common Stock
 Basic & Diluted             $(0.02)   $ 0.03        $   1.22      $   1.43

Average Number of
 Shares Outstanding
 (millions)
  Basic                        57.1      56.2            56.9          56.0
  Diluted                      57.2      56.3            57.0          56.1
